EXHIBIT 99.1

LUTHER BURBANK CORPORATION NAMES
YZAGUIRRE TO BOARD OF DIRECTORS

SANTA ROSA, Calif. (October 28, 2021) - Luther Burbank Corporation (NASDAQ: LBC), the holding company for Luther Burbank Savings (“the Bank”), today announced that Mr. M. Max Yzaguirre has been appointed to the Luther Burbank Corporation and Luther Burbank Savings Boards of Directors (the “Boards”). He will serve on the Audit and Risk Committee and on the Compensation Committee, effective January 2, 2022.
“Max brings his extensive experience serving on banking and other corporate Boards of Directors as well as his leadership experience in a wide range of business sectors including banking, real estate, infrastructure construction, engineering, electricity, oil and gas, telecommunications and private equity investing.” We are pleased to welcome him to the LBC and Bank Boards” said Luther Burbank Chairman Vic Trione. “His background will complement the expertise of our directors, particularly as the company continues to strategically evolve and grow its businesses.”
About M. Max Yzaguirre
Mr. Yzaguirre’s experience includes domestic and international business, government and law as well as expertise in a wide variety of industries and sectors. He currently serves on the Board of Directors of Aris Water Solutions, Inc. (NYSE: ARIS) and is Chairman of their Compensation Committee. Mr. Yzaguierre formerly served on the Boards of Directors of BBVA USA Bancshares, Inc. and BBVA USA Bank, on the Board of Directors of Texas Regional Bancshares and on the Board of Directors of Texas State Bank. He also served previously as Executive Chairman of the energy infrastructure construction company, Forbes Bros. Holdings, Ltd., and as Chairman and CEO of Isolux Ingenieria USA, L.L.C., the US operation of Isolux Corsan, a Spanish engineering, procurement and construction company. Mr. Yzaguirre is also a member of the National Association of Corporate Directors (NACD) and the Latino Corporate Directors Association (LCDA).
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.2 billion, total loans of $6.3 billion and total deposits of $5.6 billion as of September 30, 2021. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in the western United States from ten branches in California, one branch in Washington and lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.

520 Third Street, Fourth Floor, Santa Rosa, CA 95401	Contact: .	Laura Rosenbaum
Marketing
(310) 272-7375
lrosenbaum@lbsavings.com